Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna M. Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces First Quarter 2005 Operating Results

Minneapolis, MN – May 10, 2005: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the first quarter ended March 31, 2005.  Highlights are as follows:

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(dollars in thousands, except per unit amounts)

	1Q 2004*	4Q 2004*	1Q 2005
Total Revenue	$38,196	$40,187	$54,533
Total Gross Margin (%)	60%	59%	57%
Pro Forma Adjusted EBITDA	$6,346	$6,427	$8,550
Capital Expenditures	$7,041	$10,325	$8,898
Cash and Available-for-Sale Securities	$23,596	$33,351	$26,484

Voice Lines In Service	159,354	173,492	259,594
Data Lines In Service	56,180	76,861	127,183
Total Lines In Service	215,534	250,353	386,777
Lines On Switch (%)	75.6%	80.8%	82.6%
Lines Sold	19,463	23,090	26,495
Average Monthly Churn (%)	1.55%	1.30%	1.51%
Average Network Revenue per Line	$50.42	$45.28	$42.30

Average Total Associates	885	932	1,129
Average Total Sales Associates	173	204	227
Average Network Sales Associates	140	170	191

*                 2004 results do not consolidate the results of Advanced TelCom, Inc. (“ATI”), which was acquired on December 31, 2004.

•                  Strong sequential and annual access line growth of 54.5% and 79.5%, respectively.

•                  Low average monthly customer line churn at 1.51%.

•                  Continued strong revenue and Pro Forma Adjusted EBITDA of $54.5 million and $8.6 million, respectively.

•                  Cash and available-for-sale securities of $26.5 million at March 31, 2005.

“Our first quarter results have met and in many cases exceeded our expectations – we are generating more synergies with ATI than expected, we are managing the costs of integration well, churn is low, we have more certainty on regulatory issues, we have good organic growth and very good Pro Forma Adjusted EBITDA growth,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer.

Total revenues for the first quarter of 2005 were $54.5 million, an increase of $14.3 million from the fourth quarter of 2004 and an increase of $16.3 million from the first quarter of 2004.  The increases are primarily due to the inclusion of ATI.

Average network revenue per line declined from $45.28 in the fourth quarter of 2004 to $42.30 per line in the first quarter of 2005.  This decrease was primarily due to the acquisition of ATI, which added approximately 124,000 access lines at a lower average revenue per line than Eschelon.

BTS revenue was $5.9 million for the first quarter of 2005, a decrease of $0.8 million from the fourth quarter of 2004 and a decrease of $0.2 million from the first quarter of 2004.  The decline in BTS revenue reflects the normal fluctuations of BTS revenue from quarter to quarter.

Cash operating expenses for the first quarter of 2005 were $22.4 million, an increase of $5.1 million from the fourth quarter of 2004 and an increase of $6.0 million from the first quarter of 2004.  The ATI acquisition was the primary cause for both the sequential and annual increases.

Pro Forma Adjusted EBITDA for the first quarter of 2005 was $8.6 million, an increase of $2.1 million from the fourth quarter of 2004 and an increase of $2.2 million from the first quarter of 2004.  Pro Forma Adjusted EBITDA is a non-GAAP measure.  Below is a schedule reconciling reported GAAP net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA.

Eschelon Telecom, Inc.

Consolidated Net Income (Loss) to Adjusted and Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

	1Q 2004	4Q 2004	1Q 2005
Net Income (Loss)	$14,283	$(5,466)	$(4,768)
Interest expense, net	2,303	3,499	4,731
Income taxes	—	—	—
Depreciation and amortization	7,934	8,401	8,574
Gain on extinguishment of debt	(18,195)	—	—
Adjusted EBITDA	6,325	6,434	8,537
Deferred compensation expense	20	—	12
Loss on disposal of assets	1	—	47
Gain on sale of available-for-sale securities	—	(7)	(46)
Pro Forma Adjusted EBITDA	$6,346	$6,427	$8,550

Capital expenditures for the first quarter of 2005 were $8.9 million, a decrease of $1.4 million from the fourth quarter of 2004 and an increase of $1.9 million from the first quarter of 2004.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.  These reported variances are within a normal range.

Cash and available-for-sale securities at March 31, 2005 were $26.5 million, a decrease of $6.9 million from the fourth quarter of 2004.  The decrease in cash from the fourth quarter of 2004 was primarily due to the semi-annual cash interest payment in March 2005 on the company’s senior second secured notes.

Investor Call

Management is holding an investor conference call on Wednesday, May 11, 2005 at 10:00 AM CST / 11:00 AM EST to discuss quarterly results.  Investors are invited to participate by dialing (800) 218-8862.  A replay will be available through May 18, 2005 by dialing (800) 405-2236 (pass code 11029035#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a leading facilities-based competitive communications services provider of voice and data services and business telephone systems in 19 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products.  Eschelon currently employs approximately 1,130 telecommunications/Internet professionals, serves over 50,000 business customers and has approximately 387,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations

(in thousands)

	1Q 2004	4Q 2004	1Q 2005
Revenue:
Network services	$32,113	$33,446	$48,668
Business telephone systems	6,083	6,741	5,865
	38,196	40,187	54,533

Cost of revenue:
Network services	11,766	12,260	20,001
Business telephone systems	3,662	4,194	3,630
	15,428	16,454	23,631

Gross profit:
Network services	20,347	21,186	28,667
Business telephone systems	2,421	2,547	2,235
	22,768	23,733	30,902

Operating expenses:
Sales, general and administrative	16,442	17,306	22,365
Depreciation and amortization	7,934	8,401	8,574
Operating loss	(1,608)	(1,974)	(37)
Other income (expense):
Interest income	11	42	131
Interest expense	(2,314)	(3,541)	(4,862)
Gain on extinguishment of debt	18,195	—	—
Other income (expense)	(1)	7	—
Income (loss) before taxes	14,283	(5,466)	(4,768)
Income taxes	—	—	—
Net income (loss)	$14,283	$(5,466)	$(4,768)